TS&B ISSUES OPEN LETTER TO SHAREHOLDERS AND FILES 8K

ORLANDO, Fla, September 13, 2004 — TS&B Holdings, Inc. (“Company” or “TS&B”) (OTCBB: TSBI — News) CEO James Jenkins provided the following open letter to shareholders and the investment community and has filed an 8K.

I wish to thank the shareholders who remain committed to being part of the Company’s future. This letter will discuss reasons for the recent restructuring, 3rd quarter results, prospects for the 4th quarter ended June 30th, current developments, and future plans for the current fiscal year.

The recent restructuring to 12.5 million shares followed lengthy internal discussions that took many factors into account. Ultimately, it was determined that to achieve the expansion goals of the Company, restructuring was essential. The Company would like to assure investors that TS&B’s use of E1 shares to raise capital has placed the Company in its current position of creating real shareholder value. While challenges remain, we believe the Company’s prospects are quite good. All decisions relating to the use of E1 shares to fund the Company’s growth are taken very seriously, with the Company’s best interests and shareholder value as the most important considerations. BDC’s enjoy unique advantages for building shareholder equity and earnings consistently over time. BDC investments are typically not considered “short-term” investments.

The third quarter ending March 31st, 2004, yielded historically important results for the Company’s shareholders. Following the registration as a BDC on January 5, 2004, the Company proceeded to increase assets from $253,000 to $1.9 million during the quarter, while decreasing liabilities from $507,000 to $228,000. The change in shareholder equity from ($254,000) on December 31, 2003 to $1.3 million today is the direct result of those efforts. Net income of $419,000 for the quarter equals more than .03 per share. In other words, the stock is currently trading at approximately 1 times the 3rd quarter earnings. Management believes the Company has the ability to continue to post outstanding results and is very optimistic about 4th quarter numbers, which are due by September 30th. Management expects the annual audit to be completed by mid-September. Management is optimistic the continued positive trend will attract additional investment in the Company and correct a share price we consider significantly undervalued. The Company will be much more proactive in relaying our business plan and recent achievements to the investment community in the coming weeks and months.

Future plans for the Company include further development of Gulf Coast Records, Buehler Earth and Water Works, BEW Landscape and Irrigation, Cummings Financial Services and subsidiaries and affiliates including KMA Capital, Sports Nation and TS&B Gaming and Entertainment.

Finally, I would like to emphasize that the Company is actively pursuing additional acquisitions that will add significant revenue and earnings. While finding the right fit with accretive terms is a major undertaking, a number of candidates have been identified and discussions have been initiated. If the Company is successful in executing the current acquisition plan, TS&B Holdings, Inc. may hardly be familiar a year from now. Management believes the risk/reward ratio for TSBI investors at current levels is highly favorable.

Safe Harbor:

The statements made in this release constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, changing economic conditions, interest rates trends, continued acceptance of the Company’s products in the marketplace, competitive factors and other risks detailed in the Company’s periodic report Filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Warren White Jack Craig	KMA Capital Partners, Ltd. 7380 Sand Lake Road, #500 Sand Lake Center IV Orlando, Florida 32819 Ph: 407-352-3957 Fax: 270-675-5103 info@KMAcapital.com www.KMAcapital.com